CONCURRENT COMPUTER CORPORATION
                                   EXHIBIT 11

             BASIC AND DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION



                                   THREE MONTHS ENDED
                                      SEPTEMBER 30,
                                  2000            1999
                               BASIC/DILUTED  BASIC/DILUTED
                               -------------  -------------
Average  outstanding  shares         53,988         48,965
Dilutive options outstanding             -              -
                               -------------  -------------
Equivalent  Shares                   53,988         48,965
                               =============   ============

Net loss available to common
  stockholders                 $     (1,563)   $    (2,551)
                               =============   ============
Loss  per  share               $      (0.03)   $     (0.05)
                               =============   ============


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